Exhibit 10.8

WCI COMMUNITIES, INC. LONG -TERM EQUITY INCENTIVE PLAN

DIRECTORS RESTRICTED STOCK AGREEMENT

THIS AGREEMENT made as of the                day of April, 2010 (the “Grant Date”), between WCI Communities, Inc., a Delaware corporation (“WCI”), and                              (“Participant”).  Capitalized terms not defined herein shall have the meaning ascribed thereto in the WCI Communities, Inc. Long-Term Equity Incentive Plan (as amended to date, the “Plan”).

1.                                      Award.

(a)                                 Shares.  Pursuant to the Plan, Seven Hundred Fourteen (714) shares of WCI Stock (the “Restricted Stock”), shall be issued as of the Grant Date upon acceptance hereof by Participant in Participant’s name subject to the terms, conditions and restrictions set forth in this Agreement and the Plan.  Notwithstanding any other provisions of this Agreement or those of the Plan to the contrary, if the stockholders of the Company fail to approve the Plan no later than May 22, 2010, then, as of such date, all of the Restricted Stock and this Agreement shall be automatically cancelled and become null and void ab initio.

(b)                                 Plan Incorporated.  Participant acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.                                      Restricted Stock.  Participant hereby accepts the Restricted Stock when issued and agrees as follows:

(a)                                 Vesting. The Restricted Stock is subject to a future service requirement and shall vest pursuant to the following schedule:

Date	Incremental Vesting	Cumulative Amount Vested
September 3, 2010	33 1/3% (238 shares)	33 1/3% (238 shares)
September 3, 2011	33 1/3% (238 shares)	33 1/3% (476 shares)
September 3, 2012	33 1/3% (238 shares)	33 1/3% (714 shares)

(b)                                 Termination of Board Membership - General. Unless otherwise provided in Section 2(c) and (d) below, in the event that Participant’s membership on the Board terminates, all Restricted Stock unvested at the time of such termination, shall expire at such time and be forfeited back to WCI.

(c)                                  Certain Terminations of Board Membership. In the event that Participant’s membership on the Board is terminated by WCI by reason of (i) Participant losing an election for a position on the Board, (ii) Participant failing to be nominated for re-election to the Board upon the expiration of his or her term (other than a failure to nominate Participant for “cause” as determined by a majority of the entire Board), or (iii) Participant being removed by a vote of shareholders pursuant to the Certificate of Incorporation or Bylaws of the Company (other than a removal by a vote of shareholders for “cause” as determined by a majority of the entire Board), Participant shall be deemed immediately prior to such termination to accumulate an additional year of vesting service and all the Restricted Stock that remain unvested at such time shall expire and be forfeited immediately and returned to WCI.

(d)                                 Terminations of Board Membership in Connection with Change in Control.  In the event Participant’s membership on the Board is terminated by WCI by reason of the Participant losing an election for a position on the Board or failing to be nominated for re-election to the Board upon the expiration of his or her term (other than for Cause), in connection with a Change in Control, Participant shall become immediately fully vested as of the time of such termination in all Restricted Stock held at the time of such termination. Solely for purposes of this paragraph, termination of membership on the Board during the period beginning three (3) months  prior to the Change in Control and ending six (6) months  following the Change in Control shall be deemed to be in connection with the Change in Control.

(e)                                  Transferability.  The unvested Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless the Plan so provides.  Restricted Stock is also subject to the transfer restrictions contained in WCI’s Amended and Restated Certificate of Incorporation, as in effect at the time of such transfer.  The issuance of Restricted Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, the Restricted Stock, whether vested or unvested, may not be offered, sold, pledged or otherwise transferred except (i) pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act or (ii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.  Unless Restricted Stock is sold pursuant to an effective registration statement, Restricted Stock may not be transferred unless WCI receives an opinion of counsel reasonably satisfactory to WCI to the effect that such Restricted Stock is being transferred pursuant to an exemption from registration under the Securities Act and that such shares may be sold without registration under the Securities Act.

(f)                                   Certificates.  WCI shall issue and hold shares of Restricted Stock for the benefit of the Participant.  When shares of Restricted Stock have vested, such shares shall no longer be forfeitable and WCI shall, at WCI’s discretion:

(i)                                                             deliver a certificate evidencing such shares to the Participant, which certificate shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to restrictions on transfer, a right of repurchase and first refusal and other terms and conditions, which are set forth in the WCI

Communities, Inc. Long-Term Equity Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and the WCI Communities, Inc. (the “Company”), dated                            (the “Award Agreement”).  A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such securities may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.”

or;

(ii)                                                          direct WCI’s transfer agent to register such shares as vested in book entry form.

3.                                      Withholding.  To the extent that the receipt of the Restricted Stock or the vesting of any Restricted Stock results in income to Participant for federal or state income tax purposes, Participant shall meet such obligations as provided for in the Plan.

4.                                      Status as a Shareholder. Participant shall have all rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the shares of Restricted Stock, for record dates occurring on or after the Grant Date and prior to the date any such shares are forfeited in accordance with this Agreement, except that any dividends or distributions paid in shares or other securities (including, without limitation, any change in the shares of Restricted Stock pursuant to Section 5(d) of the Plan) with respect to the Restricted Stock shall, during the period the shares of Restricted Stock are unvested, be held by WCI for the benefit of Participant and shall be subject to the same conditions, including, without limitation, vesting and forfeiture terms and restrictions, as such Restricted Stock and otherwise considered to be such Restricted Stock for all purposes hereunder.

5.                                      WCI’s Right to Purchase Award Stock and Right of First Refusal

(a)                                 WCI’s Right to Purchase Award Stock.  WCI shall have the right to repurchase the vested Restricted Stock following the Participant’s termination of service with WCI for any reason.  The price for repurchasing the Restricted Stock shall be equal to the Fair Market Value of the WCI Stock, as determined on the day of such termination.  Should WCI fail to exercise such repurchase right within 60 days following the later of (i) the date of such Participant’s termination of service; or (ii) the date Restricted Stock is released from restrictions, WCI shall be deemed to have waived such right.  WCI shall deliver the applicable amount of the repurchase price to Participant no later than 5 days following the date WCI provides Participant with written notice of its intent to exercise its right of repurchase.  If an Initial Public Offering occurs, or Change in Control of WCI or any parent of WCI occurs, the provisions of this Section 5(a) shall cease to be effective.  To the extent Restricted Stock is purchased by WCI pursuant to this Section 5(a) from Participant whose service is terminated by WCI without Cause less than 90 days prior to a Change in Control, then an adjustment to the purchase price of such Restricted Stock shall be made so that the repurchase price shall be equal to the Change in Control Price of such Restricted Stock.

(b)                                 Right of First Refusal.  If Participant desires to transfer any Restricted Stock, he or she shall first offer the Restricted Stock to WCI.  Participant shall provide notice to WCI indicating Participant’s desire to transfer the Restricted Stock.  WCI shall have the irrevocable and exclusive first option, but not the obligation, to purchase all or a portion of the Restricted Stock, provided WCI provides notice of its election to purchase the Restricted Stock within 7 days after WCI receives Participant’s notice.  The purchase price to be paid by WCI for the Restricted Stock being offered by Participant shall be equal to the Fair Market Value of such Restricted Stock on the date that such notice is provided to WCI. If an Initial Public Offering occurs, or Change in Control of WCI or any parent of WCI occurs, the provisions of this Section 5(b) shall cease to be effective.

6.                                      Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock.

7.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

8.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

9.                                      Miscellaneous

(a)                                 Provisions of Plan and Other Agreements Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time.  The Plan is incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

(b)                                 No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(c)                                  Entire Agreement; Amendments.  This Agreement (including the documents and exhibits referred to herein) and the Plan constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.  This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, WCI has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

WCI COMMUNITIES, INC.

By:
Name:
Title:

PARTICIPANT